Dated 14 November 2023

EZCORP UK LIMITED
and
Lachlan P. Given

________________________________________
EMPLOYMENT CONTRACT
________________________________________

TABLE OF CONTENTS
Clause    Page

1. Definitions and Interpretation	1
2. Term of appointment	2
3. Employee warranties	3
4. Duties	3
5. Place of work	4
6. Hours of work	4
7. Salary	4
8. Short Term Incentive Compensation Plan	4
9. Long Term Incentive Compensation	5
10. Training	5
11. Benefits	5
12. Expenses	5
13. Holidays and Other paid leave	5
14. Incapacity	6
15. Restrictive Covenants	7
16. Payment in lieu of notice	7
17. Severance	8
18. Termination without notice	8
19. Garden Leave	9
20. Obligations on termination	10
21. Disciplinary and grievance procedures	10
22. Pensions	11
23. Data protection	11
24. Collective agreements	11
25. Reconstruction and amalgamation	11
26. Notices	11
27. Entire agreement	12
28. Variation	12
29. Counterparts	12
30. Third party rights	12
31. Governing law	12
32. Jurisdiction	12

THIS AGREEMENT is made on 14 November 2023
BETWEEN:
(1)EZCORP UK Limited, whose registered office is at 2 New Bailey, 6 Stanley Street, Salford, Greater Manchester, M3 5GS, United Kingdom (“Employer 1”); and
(2)Lachlan P. Given of 77 Elgin Crescent Notting Hill, London W112JE (“Employee”),
(together, the “Parties”).
RECITALS
The Employer has agreed to employee the Employee on and subject to the terms of this Agreement.
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement:
“Appointment”: the employment of the Employee by the Employer on the terms of this Agreement.
“Associated Employer”: has the meaning given to it in the Employment Rights Act 1996.
“Board”: the board of directors of EZCORP, Inc.
“Capacity”: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.
“Commencement Date”: 6 April 2022.
“Garden Leave”: any period during which the Employer has exercised its rights under Clause 19 (Garden Leave).
“Group”: the Employer, its Subsidiaries or Holding Companies (including EZCORP, Inc.) from time to time and any Subsidiary of any Holding Company from time to time.
“Incapacity”: any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out the Employee’s duties.
“Restricted Business”:
(a)the business of the Employer or any other member of the Group relating to pawn lending operations, including the provision and administration of pawn loans and the operation of pawn stores; and
(b)such other parts of the business of the Employer or any other member of the Group with which the Employee was involved to a material extent in the six (6) months before Termination.
“Restricted Person”: anyone employed or engaged by, or any person who is a director, officer, partner or member of, the Employer or any member of the Group:
(a)     earning a basic annual salary of USD 100,000 (or equivalent in foreign currency) or above; or
(b)     who could materially damage the interests of the Employer or any member of the Group if they were involved in any Capacity in any business concern which competes with any Restricted Business.
“Restrictive Covenant Agreement”: that certain Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement, dated 6 February 2017, between Employee and EZCORP, Inc.
“SSP”: statutory sick pay.
“Staff Handbook”: any staff handbook that the Employer may have in effect from time to time, as amended from time to time.
“Subsidiary and Holding Company”: in relation to a company means “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
“Termination”: the termination of the Employee’s employment with the Employer howsoever caused.
1.2The headings in this Agreement are inserted for convenience only and shall not affect its construction.
1.3A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.5Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
1.6Any schedules to this Agreement form part of (and are incorporated into) this Agreement.
1.7All payments and benefits provided to the Employee under this Agreement shall, to the extent applicable, be subject to deductions for income tax and National Insurance contributions or any other deductions or withholdings required by the laws of any jurisdiction.
1.8Any payments (including salary and STI payments) earned by the Employee under this Agreement or any other plan or policy that are expressed in United States Dollars (USD) may be paid by the Employer in British Pounds Sterling pursuant to the prevailing United States Dollar to British Pounds Sterling exchange rate as selected by the Employer on or around the date of each payment.
1.9The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. In the event that a question of interpretation arises (including as to the intention of the Parties), no presumption or burden of proof shall arise in favour of or against any Party based on the authorship of any provisions.
1.10In construing this Agreement the so-called “ejusdem generis” rule does not apply and accordingly the interpretation of general words is not restricted by (a) being preceded by words indicating a particular class of acts, matters or things, or (b) being followed by particular examples.
1.11A reference to any agreement (including this Agreement) or to any specified provision of any agreement (including this Agreement) is to such agreement or provision as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time.
2.TERM OF APPOINTMENT
2.1The Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either Party giving the other not less than three (3) months’ prior notice in writing.
2.2The Employee’s prior employment with EZCORP, Inc. (or any wholly-owned subsidiary of EZCORP, Inc.), which commenced on 14 August 2014, counts towards the Employee’s period of continuous employment.
2.3The Employee consents to the transfer of the Employee’s employment under this Agreement to an Associated Employer at any time during the Appointment.
2.4No probationary period applies to the Employee’s employment.
2.5The parties acknowledge that the Employee is employed jointly by the Employer and EZCORP Services, Inc., a corporation organized under the laws of the State of Delaware, United States of America (USA) with its principal place of business at 2500 Bee Cave Road, Building One, Suite 200, Rollingwood, Texas USA 78746 and an Associated Employer

(“EZCORP Services”). The Employee is considered to be employed by EZCORP Services with respect to the Employee’s duties and responsibilities in the USA, and is considered to be employed by the Employer with respect to the Employee’s duties and responsibilities outside the USA. The Employer and EZCORP Services shall periodically “true up” the compensation payable to Employee under this Agreement (through reimbursements or otherwise) such that EZCORP Services is bearing the compensation related to the Employee’s USA duties and responsibilities and the Employer is bearing the compensation related to the Employee’s non-USA duties and responsibilities. Further, EZCORP Services may provide compensation opportunities to the Employee in addition to the compensation provided for in this Agreement.
3.EMPLOYEE WARRANTIES
3.1The Employee represents and warrants to the Employer that, by entering into this Agreement or performing any of the Employee’s obligations under it, the Employee will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on the Employee.
3.2The Employee represents and warrants to the Employer that the Employee is entitled to work in the United Kingdom without any additional approvals and will notify the Employer immediately if the Employee ceases to be so entitled during the Appointment.
4.DUTIES
4.1The Employee shall serve the Employer as Chief Executive Officer or such other role as the Employer considers appropriate. The Employee shall report to the Board.
4.2During the Appointment, the Employee shall:
(a)unless prevented by Incapacity, devote the whole of the Employee’s time, attention and abilities to the business of the Employer and, to the extent required by the Employer, the businesses of any member of the Group;
(b)diligently exercise such powers and perform such duties as may from time to time be assigned to the Employee by the Employer together with such person or persons as the Employer may appoint to act jointly with him;
(c)comply with all reasonable and lawful directions given to the Employee by the Employer;
(d)promptly make such reports to the Board in connection with the affairs of any member of the Group on such matters and at such times as are reasonably required;
(e)report the Employee’s own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any member of the Group to the Employee’s supervisor immediately on becoming aware of it;
(f)use the Employee’s best endeavours to promote, protect, develop and extend the business of the members of the Group; and
(g)consent to the Employer monitoring and recording any use that the Employee makes of the Employer’s electronic communications systems for the purpose of ensuring that the Employer’s rules are being complied with and for legitimate business purposes.
4.3The Employee shall comply with any anti-corruption and bribery policy and related procedures of the Employer at all times.
4.4The Employer takes a zero-tolerance approach to tax evasion. The Employee must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. The Employee must immediately report to EZCORP’s Chief Legal Officer any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made. The Employee must at all times comply with any of the Employer’s policies in effect from time to time relating to anti-facilitation of tax evasion, anti-corruption or bribery.

4.5The Employee shall comply with any rules, policies and procedures set out in any Staff Handbook. The Staff Handbook (if any) does not form part of this Agreement and the Employer may amend it at any time. To the extent that there is any conflict between the terms of this Agreement and any Staff Handbook, this Agreement shall prevail.
4.6All documents, manuals, hardware and software provided for the Employee’s use by the Employer, and any data or documents (including copies) produced, maintained or stored on the Employer’s computer systems or other electronic equipment (including mobile phones), remain the property of the Employer.
4.7If during the Appointment the Employee ceases to be a director of any member of the Group (otherwise than by reason of the Employee’s death, resignation or disqualification pursuant to the articles of association of the relevant Group member, as amended from time to time, or by statute or court order) the Appointment shall continue with the Employee as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Employee shall have no claims in respect of such cessation of office
5.PLACE OF WORK
5.1The Employee’s normal place of work is the Employee’s home at 77 Elgin Crescent Notting Hill, London W112JE or such other place within the London area which the Employer may reasonably require for the proper performance and exercise of the Employee’s duties.
5.2The Employee agrees to travel to any member of the Group’s business (both within the United Kingdom or abroad, including the United States) as may be required for the proper performance of the Employee’s duties under the Appointment.
6.HOURS OF WORK
The Employee’s normal working hours shall be 9:00am to 6:00pm on Mondays to Fridays inclusive. These normal hours of work are not variable unless a variation is approved in writing by the Employer. The Employee shall also work such additional hours as are necessary for the proper performance of the Employee’s duties. The Employee acknowledges that the Employee shall not receive further remuneration in respect of such additional hours.
7.SALARY
7.1The Employee shall be entitled to an initial salary equivalent to USD 750,000 per annum (inclusive of any fees due to the Employee by any member of the Group as an officer of any member of the Group, if applicable).
7.2The Employee’s salary shall accrue from day to day at a rate of 1/260 of the Employee’s annual salary and be payable monthly in arrears on or about the last day of each month directly into the Employee’s bank or building society.
7.3The Employee’s salary shall be reviewed by the Employer annually, anticipated to be on or about 1 October. The Employer is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either Party to terminate the Appointment.
7.4The Employer may deduct from the salary, or any other sums owed to the Employee, any money owed to any member of the Group by the Employee.
8.SHORT TERM INCENTIVE COMPENSATION PLAN
8.1During the Appointment, the Employee shall be eligible to participate in, and may be eligible to receive payments from the Employer pursuant to and subject to the terms and conditions of, the EZCORP Short Term Incentive Compensation Plan (“STI”) for each year during the Appointment, as any such plan may be modified, altered or suspended by EZCORP, Inc. in its discretion from time to time.
8.2Any STI payment shall not be pensionable.

9.LONG TERM INCENTIVE COMPENSATION
9.1During the Appointment, the Employee shall be eligible to participate in, and may be eligible to receive awards from the Employer pursuant to and subject to the terms and conditions of, the EZCORP 2022 Long-Term Incentive Plan (“LTI”), as such plan may be modified, altered or suspended by EZCORP, Inc. in its discretion from time to time. The amount and timing of any LTI awards shall be determined by the Employer in its discretion.
9.2Any LTI award shall not be pensionable.
10.TRAINING
10.1The Employee may be required to undertake certain training during the course of their employment. The costs of any such required training will be paid by the Employer, subject to prior written approval by the Employer. The Employee is also entitled to take part in various training courses which the Employer may provide from time to time in-house.
11.BENEFITS
11.1The Employee may participate in the Employer’s benefit schemes that are made available from time to time to similarly-situated employees based in the same country as the Employee.
11.2The Employee’s participation in any benefit scheme shall be subject in each case to the terms of any applicable insurance policy (as amended from time to time), the rules of the relevant scheme (as amended from time to time), and the Employee (and, where appropriate, the Employee’s spouse or civil partner and children) being eligible to participate in or benefit from such schemes pursuant to their rules at a cost and on terms which are acceptable to the Employer.
11.3The Employer may amend, replace or withdraw any benefit schemes at any time.
12.EXPENSES
12.1The Employer shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.
12.2The Employee shall abide by the Employer’s policies on expenses as in effect from time to time.
13.HOLIDAYS AND OTHER PAID LEAVE
13.1The Employer’s holiday year runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest half day.
13.2The Employee shall be entitled to twenty-eight (28) days’ paid holiday in each holiday year, inclusive of the usual public holidays in England and Wales.
13.3Holiday shall be taken at such time or times as shall be approved in advance by the Employee’s supervisor. The Employee shall not carry forward any accrued but untaken holiday entitlement to a subsequent holiday year unless the Employee has been prevented from taking it in the relevant holiday year by one of the following: a period of sickness absence or statutory maternity leave, paternity, adoption, parental or shared parental leave. In cases of sickness absence, carry-over is limited to four (4) weeks’ holiday per year less any leave taken during the holiday year that has just ended. Any such carried over holiday which is not taken within eighteen (18) months of the end of the relevant holiday year will be lost.
13.4The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday, except on termination of the Appointment. Subject to Clause 13.5, the amount of such payment in lieu shall be 1/260th of the Employee’s salary for each untaken day of the entitlement..
13.5If the Employer has terminated or would be entitled to terminate the Appointment under Clause 18 (Termination without notice) or if the Employee has terminated the Appointment in breach of this Agreement, any payment due under Clause 13.4 shall be limited to the

Employee’s statutory entitlement under the Working Time Regulations 1998 (SI 1998/1833) and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.
13.6If on termination of the Appointment the Employee has taken more holiday than the Employee’s accrued holiday entitlement, the Employer shall be entitled to deduct the excess holiday pay from any payments due to the Employee calculated at 1/260th of the Employee’s salary for each excess day.
13.7If either Party has served notice to terminate the Appointment, the Employer may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.
13.8The Employee may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Employer’s rules applicable to each type of leave in force from time to time: statutory paternity leave, statutory adoption leave, shared parental leave, and parental bereavement leave.
14.INCAPACITY
14.1If the Employee is absent from work due to Incapacity, the Employee shall notify the Employee’s supervisor of the reason for the absence as soon as possible but no later than 10 a.m. on the first day of absence.
14.2The Employee shall certify the Employee’s absence in accordance with the Employer sickness policy in effect from time to time.
14.3The Employee’s qualifying days for SSP purposes are Monday to Friday. Subject to the Employee’s compliance with this Agreement and subject to Clause 14.4, the Employee shall be entitled to receive contractual sick pay. Contractual sick pay is inclusive of any SSP that may be due for the same period and is paid for up to eighteen (18) weeks’ at full pay in any twelve 12 month period.
14.4If the Employee has been on long term sick leave continuously for more than a year, the Employee will not qualify for sick pay again until the Employee has returned to work for a total of 26 weeks.
14.5The Employee agrees to consent to medical examinations (at the Employer’s expense) by a doctor nominated by the Employer should the Employer so require.
14.6If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Employer of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Employer may reasonably require. The Employee shall if required by the Employer, co-operate in any related legal proceedings and refund to the Employer that part of any damages or compensation recovered by the Employee relating to the loss of earnings for the period of the Incapacity as the Employer may reasonably determine less any costs borne by the Employee in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Employer in respect of the period of Incapacity.
14.7The rights of the Employer to terminate the Appointment under the terms of this Agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay, permanent health insurance or other benefits.
15.RESTRICTIVE COVENANTS
15.1The Employee acknowledges his obligations under the Restrictive Covenant Agreement and agrees that those obligations will continue through the course of his employment with the Employer and, to the extent provided for under the terms of the Restrictive Covenant Agreement, following the termination of such employment. The Employee further agrees that the Employer may enforce the obligations under the Restrictive Covenant Agreement as if it were a specific party to such agreement and that EZCORP, Inc. or any of its subsidiaries (including the Employer) may, in its discretion, enforce any of the terms of the Restrictive Covenant Agreement and obtain relief or remedies for any breach of the Restrictive Covenant Agreement in the courts of England and Wales.
15.2In addition to and without limiting any of the terms of the Restrictive Covenant Agreement, in order to further protect the confidential and propriety information, business connections and other legitimate business interests of the Group, the Employee covenants with the Employer (for itself and as trustee and agent for each member of the Group) that the Employee shall not:
(a)for twelve (12) months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Employer or any member of the Group any Restricted Person; or
(b)for twelve (12) months after Termination in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement.
15.3The restrictions imposed on the Employee by Clause 15.2 apply to the Employee acting:
(a)directly or indirectly; and
(b)on the Employee’s own behalf or on behalf of, or in conjunction with, any firm, company or person.
15.4The periods for which the restrictions in Section 3 of the Restrictive Covenant Agreement and Clause 15.2 of this Agreement apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.
15.5Each of the restrictions in Clause 15.2 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.
16.PAYMENT IN LIEU OF NOTICE
16.1Notwithstanding Clause 2 (Term of appointment), the Employer may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Employee that the Employer is exercising its right under this Clause 16 and that it will make within 28 days a payment in lieu of notice (Payment in Lieu), or the first instalment of any Payment in Lieu, to the Employee. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this Agreement during the three (3) month notice period referred to in Clause 2 (Term of appointment) (or, if notice has already been given, during the remainder of the notice period). For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:
(a)any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
(b)any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and
(c)any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
16.2The Employer may pay any sums due under Clause 16.1 in equal monthly instalments until the date on which the notice period referred to in Clause 2 (Term of appointment) would have expired if notice had been given.
16.3The Employee shall have no right to receive a Payment in Lieu unless the Employer has exercised its discretion in Clause 16.1. Nothing in this Clause 16 shall prevent the Employer from terminating the Appointment in breach.

16.4Notwithstanding Clause 16.1, the Employee shall not be entitled to any Payment in Lieu if the Employer would otherwise have been entitled to terminate the Appointment without notice in accordance with Clause 18 (Termination without notice). In that case the Employer shall also be entitled to recover from the Employee any Payment in Lieu (or instalments thereof) already made.
17.SEVERANCE
17.1If the Employee’s employment is terminated by the Employer, the Employee will be eligible to receive a payment in an amount equal to nine (9) months worth of the Employee’s base salary (less the amount, if any, payable under Clause 13.4) (the “Severance Payment”), as long as: (a) the termination by the Employer is for any reason other than under Clause 18; (b) the Employee first executes and satisfies the terms of a settlement agreement in a form satisfactory to the Employer, which settlement agreement shall release each member of the Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Employee’s employment with EZCORP, Inc., the Employer or any other member of the Group or the termination of such employment; and (c) the Employee continues to abide by the terms of the Restrictive Covenant Agreement.
17.2The Severance Payment will be paid in a single lump sum or in substantially equal instalments over a nine (9) month period following the Termination, at the election of the Employer in its sole discretion. No Severance Payment will be paid in the event the Employee resigns or retires for any reason, the Employee is terminated under Clause 18, or the Employee’s employment terminates by reason of the Employee’ death.
17.3The Employer and the Employee acknowledge and agree that the Employee shall continue to participate in the EZCORP Change in Control Severance Plan and shall be entitled to all severance benefits specified therein in the event of a change in control of EZCORP, Inc. If applicable, severance benefits paid or payable under the Change in Control Severance Plan shall be in lieu of the payments described in this Clause 17.
18.TERMINATION WITHOUT NOTICE
18.1The Employer may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:
(a)is guilty of any gross misconduct affecting the business of any member of the Group;
(b)commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Employer or the Board;
(c)is, in the reasonable opinion of the Board (acting without the Employee, if applicable), negligent and incompetent in the performance of the Employee’s duties;
(d)is declared bankrupt or makes any arrangement with or for the benefit of the Employee’s creditors or has a county court administration order made against the Employee under the County Court Act 1984;
(e)is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);
(f)is, in the opinion of a medical practitioner physically or mentally incapable of performing their duties and may remain so for more than three (3) months and the medical practitioner has given a medical opinion to the Employer to that effect;
(g)ceases to be eligible to work in the United Kingdom;

(h)is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Employer brings or is likely to bring the Employee or any member of the Group into disrepute or is materially adverse to the interests of any member of the Group;
(i)is in breach of the Employer’s anti-corruption and bribery policy or any related procedures;
(j)is in breach of their obligations under Clause 4.4 or the Employer’s anti-facilitation of tax evasion policy;
(k)is guilty of a serious breach of any rules issued by the Employer from time to time regarding its electronic communications systems; or
(l)is unable by reason of Incapacity to perform the Employee’s duties under this Agreement for an aggregate period of eighteen (18) weeks in any 52-week period.
18.2The rights of the Employer under Clause 18.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Employee as having brought the agreement to an end. Any delay by the Employer in exercising its rights to terminate shall not constitute a waiver thereof.
19.GARDEN LEAVE
19.1Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Employer may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment.
19.2During any period of Garden Leave:
(a)the Employer shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of the Employer or any member of the Group;
(b)the Employer may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee’s home) as the Employer may decide;
(c)the Employee shall continue to receive the Employee’s basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(d)the Employee shall remain an employee of the Employer and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);
(e)the Employee shall ensure that the Board knows where the Employee will be and how the Employee can be contacted during each working day (except during any periods taken as holiday in the usual way);
(f)the Employer may exclude the Employee from any premises of the Employer or any member of the Group; and
(g)the Employer may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer or any member of the Group.
20.OBLIGATIONS ON TERMINATION
20.1On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave, the Employee shall:
(a)resign immediately without compensation from any directorship or other office that the Employee holds in or on behalf of any member of the Group;
(b)immediately deliver to the Employer all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located)

relating to the business or affairs of any member of the Group or their respective business contacts, any keys, credit card and any other property of any member of the Group, which is in the Employee’s possession or under the Employee’s control;
(c)irretrievably delete any information relating to the business of any member of the Group stored on any magnetic or optical disk or memory and all matter derived from such sources which is in the Employee’s possession or under the Employee’s control outside the Employer’s premises; and
(d)provide a signed statement that the Employee has complied fully with the Employee’s obligations under this Clause 20.1 (together with such reasonable evidence of compliance as the Employer may request).
20.2On termination of the Appointment however arising, the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by any member of the Group in which the Employee may participate.
21.DISCIPLINARY AND GRIEVANCE PROCEDURES
21.1The Employee shall subject to any disciplinary and grievance procedures that may be adopted by the Employer from time to time, copies of which. Such procedures (if any) do not form part of the Employee’s contract of employment.
21.2If the Employee wants to raise a grievance, the Employee may apply in writing to the Executive Chairman of the Board.
21.3If the Employee wishes to appeal against a disciplinary decision, the Employee may apply in writing to the Executive Chairman of the Board.
21.4The Employer may suspend the Employee from any or all of the Employee’s duties for no longer than is necessary to investigate any disciplinary matter involving the Employee or so long as is otherwise reasonable while any disciplinary procedure against the Employee is outstanding.
21.5During any period of suspension:
(a)the Employee shall continue to receive the Employee’s basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(b)the Employee shall remain an employee of the Employer and bound by the terms of this Agreement;
(c)the Employee shall ensure that the Board knows where the Employee will be and how the Employee can be contacted during each working day (except during any periods taken as holiday in the usual way);
(d)the Employer may exclude the Employee from the Employee’s place of work or any other premises of the Employer or any member of the Group; and
(e)the Employer may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer or any member of the Group.
22.PENSIONS
The Employer will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008.
23.DATA PROTECTION
23.1The Employee shall comply with any data protection policies of the Employer when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Employer.

23.2Failure to comply with the data protection policy may be dealt with under our disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.
24.COLLECTIVE AGREEMENTS
There is no collective agreement which directly affects the Appointment.
25.RECONSTRUCTION AND AMALGAMATION
If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Employer or any member of the Group, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Employee shall have no claim against the Employer or any such undertaking arising out of or connected with the termination.
26.NOTICES
26.1A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this Agreement or as otherwise notified in writing to the other party. A copy of any notice given to the Employer must be sent simultaneously to EZCORP’s Chief Legal Officer at 2500 Bee Cave Road, Building One, Suite 200, Austin, Texas USA 78746.
26.2Any such notice shall be deemed to have been received:
(a)if delivered by hand, at the time the notice is left at the address or given to the addressee;
(b)in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service; or
(c)in the case of pre-paid airmail, 9.00 am on the fifth Business Day after posting or at the time recorded by the delivery service.
26.3A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:
(a)all references to time are to local time in the place of deemed receipt; and
(b)if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.
26.4A notice required to be given under this Agreement by the Employee to the Employer shall be validly given if sent by e-mail to the following email address: tom_welch@excorp.com.
26.5This clause does not apply to the service of any proceedings or other documents in any legal action.
27.ENTIRE AGREEMENT
27.1This Agreement constitutes the entire agreement between the Parties and their respective affiliates (including, with respect to the Employer and the other members of the Group), representatives and agents, and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.
27.2Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.
27.3Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

27.4Nothing in this clause shall limit or exclude any liability for fraud.
28.VARIATION
No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).
29.COUNTERPARTS
29.1This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
29.2No counterpart shall be effective until each Party has executed at least one counterpart.
30.THIRD PARTY RIGHTS
No one other than a party to this Agreement shall have any right to enforce any of its terms. Notwithstanding the foregoing, each member of the Group may, as a third party beneficiary, enforce any benefits conferred by this Agreement on it, provided that the Parties to this Agreement may amend, vary, waive, terminate or rescind this Agreement at any time and in any way pursuant to Clause 28 (Variation) without the consent of any such third party.
31.GOVERNING LAW
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
32.JURISDICTION
Each Party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS whereof this Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by EZCORP UK LIMITED acting by Ellen Bryant in the presence of:

Witness signature:

/s/ Carrie Putnam
Witness name: Carrie Putnam
Witness address:
2500 Bee Cave Rd., Bldg 1, Ste 200
Rollingwood, TX 78746 USA
Witness occupation: Paralegal
/s/ Ellen Bryant Signature

Signed as a deed by Lachlan P. Given in the presence of:	/s/ Lachlan P. Given Signature
Witness signature: /s/ Carrie Putnam Witness name: Carrie Putnam Witness address: 2500 Bee Cave Rd., Bldg 1, Ste 200 Rollingwood, TX 78746 USA Witness occupation: Paralegal